Exhibit 10.2
FORM OF
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (as hereinafter defined, this “Agreement”) is made and entered into this ___day of October, 2005, by and between ____________________(as hereinafter defined, the “Executive”) and HUGHES SUPPLY, INC., a Florida corporation (as hereinafter defined, the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company considers it essential to the best interests of its stockholders, employees, and creditors to foster the continued employment of key management personnel;
     WHEREAS, the Executive is currently in the position of ___________of the Company, and performs for the Company such duties as customarily are assigned to key executives; and
     WHEREAS, the Board has determined that appropriate steps should be taken to encourage the retention of key members of the Company’s management, including the Executive.
     NOW, THEREFORE, in consideration of the promises and obligations of the Company and the Executive under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
     1. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement the following capitalized terms shall have the respective meanings as follows:
          “Agreement” shall mean this Severance Agreement, together with all written amendments hereto that hereafter may be executed and delivered by the parties.
          “Average Annual Compensation” shall mean the average Compensation (as hereinafter defined) paid to the Executive during the three (3) year period prior to the Date of Termination. If the Date of Termination is after July 31 of the then-current fiscal year, then the three year period shall include the two previous fiscal years and the current fiscal year, with the current fiscal year’s bonus calculated at Plan, or calculated pro forma based on the performance in the current year up to the Date of Termination, whichever is greater. In the event that Executive has not occupied an executive position with the Company for a sufficient period as to have three years of executive compensation history with the Company, then the average period will include the current year (calculated at Plan, or pro forma based on the performance in the current year up to the Date of Termination) and such historical years for which there is executive compensation history.
          By way of example, if Executive has been employed by the Company in an Executive capacity for fifteen months, then Average Annual Compensation shall be calculated by adding the Compensation in the Executive’s first fiscal year of appointment (pro forma for the entire fiscal year) and the Compensation in the Executive’s second fiscal year (pro forma for the entire year, calculated at Plan, or pro forma based on the performance in the current year up to the Date of Termination, whichever is greater) divided by two.

          “Board” shall mean the Board of Directors of the Company.
          “Cause” for termination by the Company of the Executive’s employment shall mean:
                    (a) the death or the Disability of the Executive;
                    (b) acts or omissions by the Executive that constitute intentional misconduct or a knowing violation of law or policy that materially and adversely affects the Company, its reputation, or its business;
                    (c) a benefit in money, property or services received by the Executive from the Company or from another person dealing with the Company in violation of applicable law or policy;
                    (d) intentional or grossly negligent breach of Executive’s covenants to the Company relating to Confidential and Proprietary Information as set forth in Section 4 of this Agreement;
                    (e) conviction of the Executive of a felony, or any crime involving moral turpitude;
                    (f) gross negligence by the Executive in the performance of his duties to the Company;
provided, however, that “Cause” shall not exist unless and until (1) the Company provides the Executive with at least ten (10) days prior written notice of its intention to terminate his employment for Cause, and a written statement describing the nature of the Cause, including the clause or clauses of this definition that the Company deems applicable, and (2) if the item constituting the Company’s “Cause” for termination of the Executive is clause (f) above, thirty (30) days to cure any acts or omissions on which the finding of Cause is based. If the Executive cures, in accordance with the terms of the written notice, the acts or omissions on which the finding of Cause is based, the Company shall not have Cause to terminate the Executive’s employment hereunder.
          “Change of Control” shall mean an event or series of events by which:
                    (a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Agreement. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (a);
                    (b) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or
                    (c) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this definition, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this definition:
                              (i) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer) in exchange for shares of the Company’s stock;
                              (ii) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
                              (iii) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
                              (iv) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (ii) above.
          “Change of Control Date” shall mean the earlier of (a) the date when a Change of Control occurs, and (b) the date when the possibility of a particular Change of Control is announced to the public if such Change of Control in fact occurs within one hundred eighty (180) days thereafter.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Company” shall mean Hughes Supply, Inc., a Florida corporation, together with any person succeeding to the Company or the assets of the Company, whether by virtue of a Change of Control or otherwise.
          “Compensation” shall mean the base salary, and any annual cash incentive bonuses approved by the Compensation Committee, that are paid by the Company and its Affiliates to the Participant for a Plan Year. For these purposes, base salary and cash bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans maintained by the Company and its Affiliates.
          “Confidential or Proprietary Information” shall have the meaning set forth in Section 4 of this Agreement.

          “Continuation of Benefits” shall mean the Company’s obligation, triggered by the same events applicable to the Severance Payment, to provide continued: (1) health insurance benefits, as in effect at the time of the termination, including any medical, dental, vision or other health-related benefits; and (2) life insurance provided to the Executive by the Company at the time of termination. Such Continuation of Benefits will be provided for, in the case of a Tier 1 Executive, a period of 3 years after the date of termination, and, in the case of a Tier II Executive, 2 years after the date of termination. In the event that Executive subsequently obtains alternative health insurance benefits reasonably equivalent, or superior, to those provided by the Company, the Company may discontinue health insurance benefits. Notwithstanding the foregoing, the Company shall be permitted to make modifications to health insurance benefits which are generally applicable to all participants, and may discontinue a benefit in effect at the time of the termination in the ordinary course of business; provided, that, to the extent permissible, the Company affords the Executive the opportunity to participate in any substitute or alternative benefit which is offered generally to all participants in such discontinued benefit, Nothing contained herein shall require the Executive to take any action to obtain alternative health insurance benefits after the right to a Continuation of Benefits has attached.
          “Date of Termination” shall mean, with respect to any purported termination of the Executive’s employment during the Term:
                (a) If the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period);
                (b) If the Executive’s employment is terminated by the Company for any other reason, the date specified in the Notice of Termination, which shall not be less than thirty (30) days after the date of the Notice of Termination, except in the case of a termination for Cause which shall not be less than ten (10) days after the Notice of Termination if termination follows from events described in elements (a) through (e) of the definition of Cause above, or thirty (30) days after the date of the Notice of Termination if termination follows from events described in element (f) of the definition of Cause above; and
                (c) If the Executive’s employment is terminated by the Executive, not less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given.
          “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of four (4) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
          “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence of one or more of the following events subsequent to the occurrence of a Change of Control:

                    (a) any reduction by the Company of the Executive’s salary or maximum potential annual bonus opportunity for any fiscal year, based upon reasonable goals) or any reduction in benefits provided under material benefit plans in which Executive participates, which reduction is not generally applicable to all participants; provided, that any reduction of benefits under the Company’s Amended and Restated Supplemental Executive Retirement Plan, as in effect on the date hereof, shall constitute Good Reason and provided, further that any failure by the Company to continue in effect any material benefit plan in which the Executive participates on the date hereof, without providing a reasonable substitute or alternative, shall constitute Good Reason;
                    (b) loss of the Executive’s title or position with the Company by action of the Company or the Board;
                    (c) significant diminution of the Executive’s duties and responsibilities with the Company by action of the Company or the Board; provided, that any diminution in duties arising solely from the Company no longer being an independent, publicly-traded reporting company under the Securities Exchange Act of 1934 shall not constitute Good Reason;
                    (d) any requirement that the Executive relocate (other than on a sporadic or intermittent basis) to adequately perform his duties and responsibilities for the Company to a location which is more than 35 miles from the Company’s current address at One Hughes Way, Orlando, FL 32805 or more than 35 miles from such other geographic location where such Executive has historically performed such duties and responsibilities, or any requirement that the Executive perform more of his duties from a geographic location which is more than 35 miles from the location where he performed most of his duties prior to the Change of Control.
          “Gross Up Payment” shall mean a payment to or on behalf of Executive which shall be sufficient to pay, in full, (a) any excise tax imposed under Section 4999 of the Code on Benefit Amounts (as defined in Section 5 below); and (b) any federal, state and local income tax, any social security and other employment tax, and any additional excise tax under Section 4999 of the Code on amount of excise tax payment described in clause (a) hereof and the aggregate amount of additional tax payments described in this clause (b) hereof; but (c) excluding any interest or penalties assessed by the Internal Revenue Service on Executive which are attributable to Executive’s willful misconduct or negligence.
          “Notice of Termination” shall mean a writing setting forth the specific provision(s) of this Agreement relied upon as Cause (or Good Reason) for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          “Plan Year” shall mean the fiscal year of the Company.
          “SERP” shall mean the Company’s Second Amended and Restated Supplemental Executive Retirement Plan, effective as of October ___, 2005, as such Plan may be amended from time to time.
          “Severance Payment” shall have the meaning set forth in Section 5 of this Agreement.

          “Term” shall have the meaning set forth in Section 2 hereof.
          “Tier I Executive” shall mean the Chairman of the Board, CEO, CFO, COO.
          “Tier II Executive” shall mean any executive party to this agreement whose title or duties qualify as “Senior Vice President,” or who is president of any of the Company’s major lines of business, or who is otherwise not identified as a Tier I Executive.
          “Without Cause” shall mean a termination by the Company of the Executive’s employment for no reason or for any reason other than for Cause.
     2. Term of Agreement. The term of this Agreement (“Term”) shall commence on the date and year first written above. It shall continue in effect for two years, and shall automatically renew for successive two year terms unless either the Company or the Executive shall give notice, prior to the end of the Term (including any succeeding Term) that the Agreement shall not be renewed; provided, however, that if any Change of Control Date shall occur during such Term, then the Term shall, without further action, extend until the later of (a) sixty (60) days following the date that is twenty four (24) months after the Change of Control Date, or (b) the date when all sums, if any, payable by the Company under this Agreement shall have been paid.
     3. Company’s Covenants. In order to induce the Executive to remain in the employ of the Company and to ensure the Executive’s best efforts in the performance of his or her duties to the Company, and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees to provide Severance to the Executive, but only under the conditions described herein. This Agreement shall not be construed as creating an express or implied contract of employment and, except as expressly set forth in some other written agreement between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company. Nothing herein shall be deemed to require the Company to provide Severance if the Company terminates the Executive, either with Cause or Without Cause, at any time prior to the Change of Control Date.
     4. Executive’s Covenants.
          (a) Subject to the terms and conditions of this Agreement, the Executive shall remain in the employ of the Company until the earliest of (1) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or retirement, or (2) the termination by the Company of the Executive’s employment for any reason.
          (b) The Executive hereby covenants and agrees that he will not, either during the Term or at any time thereafter disclose to any person not employed by the Company any Confidential or Proprietary Information of the Company. As used herein, “Confidential or Proprietary Information” shall include all information of any nature and in any form which is owned by the Company and which is not publicly available or generally known to persons engaged in businesses similarly related to those of the Company. Confidential or Proprietary Information shall include, without limitation, the Company’s development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the Company’s business or to the Company’s sales, advertising, promotions, financial matters, customers, customer lists or customers’ purchases of goods or services from the Company; and all other secrets and other information of a confidential or proprietary nature.
          (c) During such period as Executive is employed by the Company, and, in the case of a Tier I Executive, for a thirty-six month (36) month period, and in the case of Tier II Executive, a twenty-four (24) month period, following a Date of Termination (the “Noncompetition Period”), the Executive specifically agrees that the Executive shall not (except on behalf of the Company while the Executive is employed by the Company), either directly or indirectly, as a stockholder of any corporation or partner of any partnership or as an owner, investor, principal or agent, or in any other manner, engage in any business within the geographic area where the Company conducted business immediately prior to a Change in Control (the “Geographic Area”), which competes in any manner with any business conducted by the Company immediately prior to the Change in Control Date. The Executive agrees that so long as Executive is working for the Company, the Executive shall not undertake the planning or organizing of any business activity competitive with the business of the Company. The Executive agrees not to directly or indirectly solicit or induce any of the Company’s employees to leave the Employ of the Company during the Noncompetition Period.
     5. Severance. If at any time that is both (a) during the Term of this Agreement, and (b) within twenty-four (24) months following any Change of Control Date, the Executive’s employment is terminated by the Company Without Cause or by the Executive for Good Reason, then the Company shall:
          (a) pay to a Tier I Executive, a lump sum, in cash, (the “Severance Payment”) equal to the product of three (3) times the Executive’s Average Annual Compensation;
          (b) pay to a Tier II Executive, a Severance Payment, in cash, equal to the product of two (2) times the Executive’s Average Annual Compensation;
          (c) provide Continuation of Benefits from the date of termination;
          (d) calculate any Change in Control Benefit payable under Section 2.4(b)(ii) of the SERP as if the Executive had attained the Requisite Years of Service (as defined in the SERP) under the SERP;
          (e) solely for the purpose of calculating a Change in Control Benefit under clause (b) of Section 2.4(c)(iv) of the SERP (and not for the purpose of determining the present value of such Change in Control Benefit), provide a Tier I Executive with three (3) additional years to his actual age on the date of his Accelerating Termination (as defined in the SERP) or a Tier II Executive with two (2) additional years to his actual age on the date of his Accelerating Termination; and
          (f) if the Executive is younger than age 55 on the date of his Accelerating Termination, the greater of (i) the Change in Control Benefit determined under clause (b) of Section 2.4(c)(iv) of the SERP after the application of clause (e) of this Section 5 above or (ii) the Change in Control Benefit determined under clause (c) of Section 2.4(c)(iv) of the SERP.
          Such Severance Payment shall be made to Executive within fifteen (15) days of the Date of Termination. The rights provided for herein are in addition to and not in lieu of any other rights that the Executive may have under any other contract or under the Company’s standard employment programs and policies.

          If the Company determines that payment of any benefits or compensation to Executive by the Company in connection with any Change in Control or subsequent termination of employment, including without limitation the Severance Payment, payments under the SERP or payments or accelerated vesting in respect of Company stock options or other equity incentive awards (collectively “Benefit Amounts”), will result in the Executive being subject to an excise tax under Section 4999 of the Code, or if such an excise tax is assessed against Executive as a result of such Benefit Amounts, then the Severance Payment (or if at such time there is no Severance Payment, such other Benefit Amount) shall be reduced to such amount as will be one (1) dollar less than the amount that would subject Executive to such tax liability; provided, however, that if such reduction is greater than ten percent (10%) of the Benefit Amounts, then such reduction shall not be applied, and the Company shall make a Gross Up Payment to or on behalf of the Executive. The Executive agrees to take such action as the Company reasonably requests to mitigate or challenge the application of such tax, provided that the Company shall supply such counsel and expert advice, including legal counsel and accounting advice, as may reasonably be required, and shall be responsible for the payment of such experts’ fees.
          The Company’s obligations to provide any Severance Payment shall be conditioned on the Executive signing a customary release of claims in favor of the Company and the expiration of any revocation period provided for in such release (it being understood that such release shall not cover accrued compensation or benefits to which the Executive is entitled or any entitlement to indemnification or directors and officers liability insurance coverage).
     6. Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof. The Executive may terminate the Executive’s employment for Good Reason by giving at least thirty (30) days written Notice of Termination to the Company, or the Chairman of the Board, of his intention to terminate his employment for Good Reason, which termination shall be effective if the Company has not cured the Executive’s Good Reason by the end of such thirty (30) days.
     7. Notices. For purposes of this Agreement, all notices and communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered, when mailed by United States registered mail, return receipt requested, postage prepaid, or when sent via a nationally recognized courier, addressed as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	Hughes Supply, Inc. One Hughes Way Orlando, Florida 32805 Attention: CEO (or Chairman)

To the Executive:	_____________________

_____________________

_____________________

_____________________
     8. No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to mitigate his damages and thereby reduce the

Severance Payment. Neither shall the Severance Payment be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.
     9. Successors; Binding Agreement.
          (a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
     10. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be in writing. Any denial by the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any litigation arising under or in connection with this Agreement shall take place in the appropriate court in Orlando, Florida.
     11. Legal Fees and Expenses. If there should be any action to construe or enforce this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the costs, expenses and reasonable attorneys’ and paralegals’ fees and expenses incurred in connection with such proceeding.
     12. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the local laws of the State of Florida.
     13. Waiver, Modification, or Discharge. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach, lack of compliance, or condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     14. Withholding Tax. Any payments provided for hereunder shall be paid net of any applicable withholding tax required under federal, state, or local law and any additional withholding tax to which the Executive has agreed.
     15. Survival of Obligations. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

     16. Validity. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     18. Effective Date. This Agreement shall be effective as of the date and year first written above.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“EXECUTIVE”

“COMPANY”

HUGHES SUPPLY, INC..
By:
CEO